Exhibit 99(b)

June 22, 2005

Mr. Robert S. Miller
20 Maury Mountain Lane
P.O. Box 4130
Sunriver, Oregon 97707-1130

Dear Steve:

On behalf of the Board of Directors (“Board”) of Delphi Corporation (“Delphi” or the “Company”), I am pleased to offer you the positions of Chairman of the Board and Chief Executive Officer of Delphi, and a member of the Company’s Board, effective July 1st, 2005 (“Effective Date”). This letter summarizes your initial compensation and benefits with Delphi.

Within 10 days of the Effective Date, the Company will pay you a sign-on bonus of $3,000,000 (three million dollars). During your period of employment by the Company, you will receive a base salary at an annual rate of $1,500,000 (one million, five hundred thousand dollars) that is subject to annual review by the Board and increase (but not decrease) in the Board’s discretion based on performance. In addition to your annual base salary, you will participate in the Company’s short- and long-term incentive plans, and receive those benefits and perquisites normally afforded Delphi’s CEO, as determined by the Board and its Compensation Committee as summarized on the attached Schedule.

You understand and agree that this letter is not a contract or guarantee of employment, express or implied, between you and Delphi for any specific duration. You further understand that this letter does not alter the “at will” status of your employment with the Company and that your employment and compensation can be terminated with or without cause, with or without notice, at any time, at the option of either you or the Company.

We look forward to working with you and would appreciate your indication of your acceptance of our offer by signing this letter where indicated below. This offer shall expire and shall become null and void if not accepted by you on or prior to June 30, 2005.

Sincerely,

THE BOARD OF DIRECTORS
DELPHI CORPORATION

/s/ John D. Opie
By: John D. Opie, Lead Director on behalf of the Board of Directors

Agreed and Accepted
/s/ Kevin M. Butler	/s/ Robert S. Miller

Kevin M. Butler	Robert S. Miller
June 22, 2005	June 22, 2005

Mr. Robert S. Miller
Page Two
June 22, 2005

SCHEDULE

Compensation

Sign-On Bonus	$3,000,000 (three million U.S. dollars)

Minimum Annual Base Salary Rate	$1,500,000 per year ($125,000 per month)

2005 Bonus Target	$2,000,000 (pro-rated for period from the Effective Date and contingent upon achieving performance metrics)

2005 Performance Achievement Plan Target (3 year program ’05-’06-’07)	$2,000,000 (pro-rated for period from the Effective Date and contingent upon achieving performance metrics)

Annual Restricted Stock Grant	Eligible for 2006 Grant (typically March)

Benefits

Health Care	Covered same as U.S. salaried plan

Life Insurance	2 times annual base salary

Optional life insurance	May purchase 5 times annual base salary at your expense

Umbrella liability insurance	$5,000,000 coverage

Vacation	5 weeks (prorated for 2005)

Relocation & Temporary Living	Reasonable expenses covered

Perquisites

Company Car

Driver

Corporate Plane	Use for business travel and reasonable use for personal travel in line with corporate security policy (or compensate for reasonable use of personal plane for personal travel).

Home Security System

Change-in-Control	Will not participate in senior executive change in control arrangement